EXHIBIT 21

                    GILMAN + CIOCIA, INC. ACTIVE SUBSIDIARIES

NAME                                      STATE OF INCORPORATION       OWNERSHIP
----                                      ----------------------       ---------

Asset & Financial Planning, Inc.                 New York                 100%
G+C Mortgage Line Inc.                           Delaware                 100%
GTAX/Career Brokerage Inc.                       Delaware                  50%
North Ridge Securities Corp.                     New York                 100%
North Shore Capital Management Corp.             New York                 100%
Prime Financial Services, Inc.                   Delaware                 100%
Prime Capital Services, Inc.                     New York                 100%


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